EXHIBIT 5.1
July 7, 2005
Maxtor Corporation
500 McCarthy Boulevard
Milpitas, California 95035
      RE: REGISTRATION STATEMENT ON FORM S-3
Ladies and Gentlemen:
      As counsel to Maxtor Corporation, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the preparation and filing of a registration statement on Form S-3 (such registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of 4,275,668 shares of common stock, $0.01 par value, of the Company issued or issuable under the Company’s 1998 Employee Stock Purchase Plan, as amended (the “Common Stock”), which the Company’s is offering to rescind.
      We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. Based upon the foregoing, we are of the opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized and legally issued, and are fully paid and non-assessable.
      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus included therein, as originally filed or as subsequently amended.

Very truly yours,

/s/ DLA Piper Rudnick Gray Cary US LLP

DLA Piper Rudnick Gray Cary US LLP